Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-190047, 333-66064, 333-115455 and 333-160405 on Form S-8 of TriCo Bancshares of our report dated March 14, 2017 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sacramento, California

March 14, 2017